Exhibit 99
NEWS	RELEASE

CCNE		Contact: Charles R. Guarino
NASDAQ		Treasurer
L I S T E D		(814) 765-9621
FOR IMMEDIATE RELEASE

POLACEK APPOINTED TO BOARD OF DIRECTORS FOR CNB FINANCIAL CORPORATION/ CNB BANK

CLEARFIELD, PENNSYLVANIA – February 3, 2009

CNB Financial Corporation announced the appointment of William C. Polacek, President & CEO of Johnstown Welding & Fabrication Industries (JWF Industries) and (JWF Defense), to the Corporation’s Board of Directors and to the board of CNB Bank.

Mr. Polacek started JWF Industries in 1987 and has subsequently grown the business from a two-man shop to a company with over 400 employees in two states. In addition, Mr. Polacek owns Johnstown Machining and Fabrication Inc., Atlantic Welders, Inc. and AIM of Baltimore, MD, MELT Armor Solutions, and Laurel Automated Painting.

Mr. Polacek currently resides in Richland Township, Cambria County, with his wife, Shari, and their four children. In 1998, the Polacek family founded a non-profit organization, The Polacek Family Human Needs Foundation, which is devoted to helping the less fortunate in the area.

Mr. Polacek is also actively involved in Junior Achievement, Mom’s House, Johnstown YMCA, and Johnstown Area Regional Industries (JARI), The Chamber of Commerce Advisory Board, Johnstown Area Heritage Association, The Johnstown Airport Authority Advisory Board, Mount Aloysius College Advisory Board, Conemaugh Hospital Advisory Board, and East Hills Recreation Advisory Board.

"We are pleased to welcome Bill as a member of our board. Bill's extensive experience in manufacturing, coupled with his general business acumen and a strong entrepreneurial spirit will make him an important addition to our board and the Corporation", stated Chairman of the Board, Dennis L. Merrey.

CNB Financial Corporation is a $1 billion bank holding company, conducting business primarily through CNB Bank, the Corporation’s principal subsidiary, operating with twenty-five full-service offices and two loan production offices in Pennsylvania.

CNB’s web site is www.bankcnb.com.